UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2006

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

Commission File Number: 001-12079

I.R.S. Employer Identification Number: 77-0212977

50 West San Fernando Street

San Jose, California 95113

Telephone: (408) 995-5115

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 3, 2006, Calpine Corporation, a Debtor-in-Possession (the “Company”), and certain of its subsidiaries named therein (together with the Company, the “Loan Parties”), entered into the First Consent, Waiver and Amendment (the “Amendment”) to the Amended and Restated Revolving Credit, Term Loan and Guarantee Agreement (the “DIP Credit Agreement”), dated as of February 23, 2006, among the Company, as borrower, the other Loan Parties, as guarantors, the Lenders from time to time party thereto, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as joint syndication agents, Deutsche Bank Trust Company Americas, as administrative agent for the First Priority Lenders, General Electric Capital Corporation (“GE Capital”), as Sub-Agent for the Revolving Lenders, Credit Suisse, as administrative agent for the Second Priority Term Lenders, Landesbank Hessen Thuringen Girozentrale, New York Branch, GE Capital and HSH Nordbank AG, New York Branch, as joint documentation agents for the First Priority Lenders and Bayerische Landesbank, GE Capital and Union Bank of California, N.A., as joint documentation agents for the Second Priority Lenders.

The Amendment, among other things, authorizes the Company to use borrowings under the DIP Credit Agreement to repay a portion of the approximately $646.1 million remaining outstanding principal amount of the Company’s 9.625% First Priority Senior Secured Notes due 2014 (the “First Priority Notes”), provided that the Bankruptcy Court approves the Company’s April 19, 2006, motion seeking an order approving such repayment. In accordance with the motion, the Company proposes to use approximately $412 million of cash on deposit in a controlled account relating to the July 2005 sale of the Company’s oil and gas reserves, with the balance of the funds for the repayment of the First Priority Notes to be borrowed under the DIP Credit Agreement.

In addition, the Amendment provides the Company with an extension from April 15, 2006, until May 15, 2006, to provide to lenders certain audited financial statements, and provides that the administrative agents may grant the Company further extensions to deliver such audited financial statements until May 31, 2006. Pursuant to the Amendment, the lenders also waived any default or event of default that may occur or have occurred under the DIP Credit Agreement, as well as any related default interest that may have been due, as a result of the failure to deliver such financial statements, provided they are delivered on or before May 15, 2006 (or, as applicable, May 31, 2006). The Amendment also amends the DIP Credit Agreement to provide the Company with an additional 15 days to deliver certain unaudited quarterly financial information for the first and second quarters of 2006 and certain unaudited monthly financial information for the months of April, May and June 2006.

The Amendment further adds requirements that the Company provide certain annual, quarterly and monthly combined financial information for Geysers Power Company, LLC and Silverado Geothermal Resources, Inc., and provides additional waivers relating to the failure of the Company to cause Calpine Geysers Company, L.P. to file a petition for reorganization under Chapter 11 of the Bankruptcy Code, to become a guarantor under the DIP Credit Agreement and to pledge its assets as collateral for the DIP Credit Agreement, provided in each case that such actions are taken on or before May 15, 2006. The Amendment also extends the date by which the Company is to satisfy certain post-closing covenants.

As partial consideration for the Amendment, the Company agreed to pay a fee to each Lender who executed and returned the Amendment equal to ½ of 1% of the outstanding amount of such Lender’s commitment.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed herewith as Exhibit 10.1.

ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.
10.1

First Consent, Waiver and Amendment (the “Amendment”), dated as of May 3, 2006, to and under the Amended and Restated Revolving Credit, Term Loan and Guarantee Agreement (the “DIP Credit Agreement”), dated as of February 23, 2006, among the Calpine Corporation, as borrower, its subsidiaries named therein, as guarantors, the lenders from time to time party thereto, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as joint syndication agents, Deutsche Bank Trust Company Americas, as administrative agent for the First Priority Lenders, General Electric Capital Corporation (“GE Capital”), as Sub-Agent for the Revolving Lenders, Credit Suisse, as administrative agent for the Second Priority Term Lenders, Landesbank Hessen Thuringen Girozentrale, New York Branch, GE Capital and HSH Nordbank AG, New York Branch, as joint documentation agents for the First Priority Lenders and Bayerische Landesbank, GE Capital and Union Bank of California, N.A., as joint documentation agents for the Second Priority Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

	By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Senior Vice President, Controller and Chief Accounting Officer

Date: May 9, 2006

EXHIBIT INDEX

Exhibit	Description

10.1

First Consent, Waiver and Amendment, dated as of May 3, 2006, to and under the Amended and Restated Revolving Credit, Term Loan and Guarantee Agreement, dated as of February 23, 2006, among Calpine Corporation, as borrower, its subsidiaries named therein, as guarantors, the Lenders from time to time party thereto, Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as joint syndication agents, Deutsche Bank Trust Company Americas, as administrative agent for the First Priority Lenders, General Electric Capital Corporation, as Sub-Agent for the Revolving Lenders, Credit Suisse, as administrative agent for the Second Priority Term Lenders, Landesbank Hessen Thuringen Girozentrale, New York Branch, General Electric Capital Corporation and HSH Nordbank AG, New York Branch, as joint documentation agents for the First Priority Lenders and Bayerische Landesbank, General Electric Capital Corporation and Union Bank of California, N.A., as joint documentation agents for the Second Priority Lenders.